Exhibit 99.1

SPRINGLEAF HOLDINGS REPORTS FOURTH QUARTER

AND FULL YEAR 2013 RESULTS

Company agrees to sell approximately $1 billion of legacy mortgage receivables

Evansville, IN, March 11, 2014 – Springleaf Holdings, Inc. (NYSE:LEAF), today reported net income for the fourth quarter of 2013 of $14 million, or $0.12 per diluted share, compared with a net loss of $81 million in the fourth quarter of 2012, or $0.81 per diluted share (based on the pre-initial public offering share count of 100 million shares).  Net loss for the full year 2013 was $32 million, or $0.31 per diluted share, largely attributable to expenses associated with the company’s initial public offering and early retirement of debt, which combined, totaled approximately $200 million pre-tax.  The net loss in 2013 compared to a loss of $219 million, or $2.19 per diluted share for 2012.

Core Earnings (a non-GAAP measure) for our Core Consumer operations for the quarter were $48 million, versus $9 million in the prior year quarter, and Core Earnings per diluted share (a non-GAAP measure) were $0.42 for the fourth quarter versus $0.09 in the prior year quarter. Core Earnings for the year were $198 million, versus $55 million in the prior year, and Core Earnings per diluted share were $1.92 for the year versus $0.55 in the prior year.

Fourth Quarter Highlights

•                 Branch consumer net finance receivables reached $3.1 billion at December 31, 2013, an increase of $596 million, or 23% from a year ago, and up 6% from the third quarter.

•                 Average receivables per branch grew to $3.8 million at December 31, 2013, up 24% from the prior year and 6% from the third quarter.

•                 Risk-adjusted yield for our consumer finance portfolio in the quarter was 21.18%, an increase of 98 basis points from the prior year quarter and a decrease of 71 basis points from the third quarter.

Sale of Legacy Real Estate Portfolio

The company has agreed to sell to three different parties a total of approximately $1.0 billion of mortgage loans serviced by PennyMac.  The sale is expected to generate a gain of approximately $55 million, with closing anticipated by March 31, 2014.  This transaction reflects an acceleration of the liquidation of the legacy mortgage portfolio through continued organic runoff and opportunistic sales.

Commenting on Springleaf’s fourth quarter results, Jay Levine, president and CEO of Springleaf said, “Our results in the fourth quarter reflect very solid performance across our Core Consumer operations, including continued growth in receivables per branch and further expansion in risk adjusted yield.  We continue to place our primary emphasis on growing receivables per branch to take advantage of the benefits of scale.  We remain very excited about the tremendous growth potential of our branch offices and the outlook for our Core Consumer operations.  During the quarter we also made great progress on improving our funding profile and cost of funds, and gaining important ratings upgrades.”

Levine added, “Looking ahead for 2014, we are establishing guidance ranges for a number of key metrics related to driving profitable growth in our Core Consumer business, and look forward to great success in our first full year as a public company.”

Regarding the sale of a portion of its legacy real estate mortgage portfolio Levine said, “While we continue to manage the runoff of the portfolio, we will continue to consider opportunistic sales of additional portions of the portfolio as market conditions allow.”

Core Consumer Operations: (Reported on a historical accounting basis, which is a non-GAAP measure.  Refer to the reconciliation of non-GAAP to comparable GAAP measures, below.)

Branch Operations

Consumer & Insurance pre-tax earnings were $40 million in the quarter versus $15 million in the fourth quarter of 2012, and down from $42 million in the third quarter of 2013.

Net finance receivables reached $3.1 billion at the end of the quarter, an increase of 23% from the prior year and 6% quarter over quarter, driven by the company’s focus on increasing personal loan originations through its branch network.

Net interest income of $163 million increased 42% from the prior year quarter, driven by 22% growth in average net finance receivables for the quarter and gross yield expansion of 169 basis points to 26.34% in the current quarter.  On a quarter over quarter basis, net interest income increased 9%.  Gross yield benefited from the change in the state-by-state mix of loan originations, in addition to greater focus on risk-based pricing.  Risk adjusted yield, representing gross yield less the charge-off rate, was 21.18% in the quarter, up 98 basis points from the fourth quarter of 2012 and down 71 basis points from the third quarter of 2013.

The delinquency ratio was 2.60% at quarter end, an improvement of 15 basis points from the prior year, and an increase of 28 basis points from the prior quarter.  The annualized gross charge-off ratio was 5.49% in the quarter, down 14 basis points from the prior year and up 120 basis points from the third quarter, reflecting typical seasonal trends.  Recoveries continued to be depressed in the quarter at 33 basis points versus 118 basis points in the prior year quarter, due to the impact of the sale of previously charged-off accounts in the second quarter of 2013.  The annualized net charge-off ratio was 5.16% in the quarter, an increase of 71 basis points from the prior year and 113 basis points from the prior quarter.  The net charge-off ratio in the quarter was also adversely affected by lower recoveries as the company sold a significant portion of previously charged-off accounts in June, 2013.

Acquisitions & Servicing (Results reflect the acquisition of the $3.9 billion SpringCastle portfolio in April 2013, and the initiation of servicing activities in September 2013.)

Our portion of the SpringCastle portfolio and related servicing contributed $36 million to the company’s consolidated pretax income in the quarter, after elimination of earnings attributable to the non-controlling interests.  The entire SpringCastle portfolio generated pre-tax income of $63 million in the quarter, with net interest income of $136 million and yield of 24.63%.  Actual net finance receivables at quarter-end were $2.5 billion, down from $2.7 billion at September 30.  The principal balance of the portfolio was $3.2 billion at quarter-end versus $3.4 billion at September 30.

The delinquency ratio for the SpringCastle portfolio was 7.75% at the end of the quarter, an increase of 30 basis points from the third quarter, while the annualized net charge-off ratio was 8.46%, down 13 basis points from the prior quarter.

Legacy Real Estate and Other Non-Core

The Legacy Real Estate and Other Non-Core activities generated a pretax loss of $83 million in the quarter, including $64 million attributable to the legacy real estate portfolio.  Other non-core activities resulted in a loss of $19 million in the quarter, including $14 million in non-cash compensation expenses associated with the company’s initial public offering and a $2 million loss (pretax) on the sale of our personal loan portfolio in Puerto Rico.

Liquidity and Capital Resources

As of December 31, 2013 the company had $431 million of cash and cash equivalents, in addition to $1 billion available undrawn revolving loan capacity.  The company had total outstanding debt of $12.7 billion at quarter-end, in a variety of debt instruments principally including $4.7 billion unsecured debt, $4.0 billion in mortgage securitizations and $3.3 billion in consumer loan securitizations.

2014 Guidance

The company has established 2014 guidance ranges for its Core Consumer loan portfolio and SpringCastle as follows:

	FY 2013A(1)	FY 2014E Range
Consumer Net Finance Receivables	$3.14bn	$3.60bn - $3.75bn

Consumer Yield	25.84%	26.75% - 27.25%

Consumer Risk Adjusted Yield(3)	22.03%	22.00% - 23.00%

SpringCastle Pretax Earnings	$110mm	$85mm - $105mm

(1)        Net Finance Receivables represents data as of December 31, 2013. All other metrics represent data for the year ended December 31, 2013.

(2)        Charge-off rates exclude impact from sale of charged-off accounts in June 2013, change in charge-off policy and recovery sale buybacks in 3Q13 and 4Q13.

Use of Non-GAAP Measures

We report the operating results of our Core Consumer Operations, Legacy Real Estate and Other Non-Core using the same accounting basis that we employed prior to the Fortress Acquisition, which we refer to as “historical accounting basis,” to provide a consistent basis for both management and other interested third parties to better understand our operating results. The historical accounting basis (which is a basis of accounting other than U.S. GAAP) also provides better comparability of the operating results of these segments to our competitors and other companies in the financial services industry. The historical accounting basis is not applicable to Acquisitions and Servicing since this segment resulted from the purchase of the SpringCastle Portfolio on April 1, 2013 and therefore, was not affected by the Fortress Acquisition.

Pretax Core Earnings is a key performance measure used by management in evaluating the performance of our Core Consumer Operations. Pretax Core Earnings represents our income

(loss) before benefit from income taxes on a historical accounting basis and excludes results of operations from our non-core portfolio (Real Estate) and other non-originating legacy operations, restructuring expenses related to Consumer and Insurance, gains (losses) resulting from accelerated long-term debt repayment and repurchases of long-term debt related to Consumer, and results of operations attributable to non-controlling interests. Pretax Core Earnings provides us with a key measure of our Core Consumer Operations’ performance as it assists us in comparing its performance on a consistent basis. Management believes pretax core earnings is useful in assessing the profitability of our core business and uses pretax core earnings in evaluating our operating performance. Pretax Core Earnings is a non-GAAP measure and should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow, and other measures of financial performance prepared in accordance with U.S. GAAP.

Conference Call Information

Springleaf management will host a conference call and webcast to discuss the fourth quarter results and other general matters at 10:00 am Eastern on Tuesday, March 11, 2014.  Both the call and webcast are open to the general public.  The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic), or 678-304-6859 (international), conference ID 60978469, or via a live audio webcast through the Investor Relations section of the website.  For those unable to listen to the live broadcast, a replay will be available on our website or by dialing 800-585-8367 (U.S. domestic), or 404-537-3406, conference ID 60978469, beginning approximately two hours after the event. The replay of the conference call will be available through March 25, 2014.  An investor presentation will be available by visiting the Investor Relations page of Springleaf’s website at www.springleaf.com on Tuesday, March 11, 2014, prior to the start of the conference call.

Forward Looking Statements

This presentation contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Statements preceded by, followed by or that otherwise include the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions include, but are not limited to: changes in general economic conditions, including the interest rate environment and the financial markets; levels of unemployment and personal bankruptcies; shifts in residential real estate values; shifts in collateral values, delinquencies, or credit losses; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods; war, acts of terrorism, riots, civil disruption, pandemics, or other events disrupting business or commerce; our ability to successfully realize the benefits of the SpringCastle Portfolio; the effectiveness of our credit risk scoring models; changes in our ability to attract and retain employees or key executives; changes in the competitive environment in which we operate; changes in federal, state and local laws, regulations, or regulatory policies and practices; potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans; the costs and effects of any litigation or governmental inquiries or investigations; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to generate sufficient cash to service all of our indebtedness; the potential for downgrade of our debt by rating agencies; and other risks described in the “Risk Factors” section of the Company’s final prospectus filed with the SEC on October 17, 2013. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events. You should not rely on forward looking statements as the sole basis upon which to make any investment decision.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(dollars in thousands except

earnings (loss) per share)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Interest income	$579,104	$418,011	$2,158,038	1,706,292

Interest expense	218,730	239,271	919,380	1,068,391

Net interest income	360,374	178,740	1,238,658	637,901

Provision for finance receivable losses	190,330	110,425	532,053	338,219

Net interest income after provision for finance receivable losses	170,044	68,315	706,605	299,682

Other revenues:
Insurance	41,035	33,381	148,179	126,423
Investment	7,922	7,006	35,609	32,550
Net loss on repurchases and repayments of debt	(7,907)	(6,165)	(38,426)	(18,328)
Other	(1,575)	(13,628)	5,411	(46,442)
Total other revenues	39,475	20,594	150,773	94,203

Other expenses:
Operating expenses:
Salaries and benefits	92,078	79,050	463,920	320,164
Other operating expenses	61,647	88,069	253,221	296,395
Restructuring expenses	-	-	-	23,503
Insurance losses and loss adjustment expenses	17,229	18,377	64,879	60,679
Total other expenses	170,954	185,496	782,020	700,741

Income (loss) before benefit from income taxes	38,565	(96,587)	75,358	(306,856)

Benefit from income taxes	(2,212)	(15,803)	(3,831)	(88,222)

Net income (loss)	40,777	(80,784)	79,189	(218,634)

Net income attributable to non-controlling interests	27,119	-	110,918	-

Net income (loss) attributable to Springleaf Holdings, Inc.	$13,658	$(80,784)	$(31,729)	$(218,634)

Share Data:
Weighted average number of shares outstanding:
Basic	111,573,561	100,000,000	102,917,172	100,000,000
Diluted	111,722,546	100,000,000	102,917,172	100,000,000
Earnings (loss) per share:
Basic	$0.12	$(0.81)	$(0.31)	$(2.19)
Diluted	0.12	(0.81)	(0.31)	(2.19)

CONSUMER KEY METRICS

(dollars in thousands)

	At or for the		At or for the
	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Consumer

Net finance receivables	$3,140,792	$2,544,614	$3,140,792	$2,544,614
Number of accounts	830,513	729,140	830,513	729,140

Average net receivables	$3,055,927	$2,515,124	$2,793,060	$2,426,968

Yield	26.34%	24.65%	25.84%	24.10%

Gross charge-off ratio (a)	5.49%	5.63%	5.18%	4.63%
Recovery ratio (b)	(0.33)%	(1.18)%	(1.66)%	(0.99)%
Charge-off ratio (b)	5.16%	4.45%	3.52%	3.64%

Delinquency ratio	2.60%	2.75%	2.60%	2.75%

Origination volume	$926,047	$732,587	$3,253,008	$2,465,110
Number of accounts	227,412	200,594	790,943	652,111

Acquisitions and Servicing

Net finance receivables	$2,506,726	-	$2,506,726	-
Number of accounts	344,045	-	344,045	-

Average net receivables	$2,576,220	-	$2,730,356	-

Yield	24.63%	-	23.85%	-

Net charge-off ratio	8.46%	-	6.44%	-

Delinquency ratio	7.75%	-	7.75%	-

(a)           The gross charge-off ratio and charge-off ratio in 2013 reflect $14.5 million of additional charge-offs recorded in March 2013 (on a historical accounting basis) related to our change in charge-off policy for personal loans effective March 31, 2013. Excluding these additional charge-offs, our Consumer gross charge-off ratio would have been 4.66% in 2013.

(b)          The charge-off ratio in the fourth quarter of 2013 reflects a $1.0 million adjustment for the subsequent buyback of certain personal loans we had included as recoveries in June 2013 resulting from a sale of charged-off finance receivables. Excluding the impact of the $1.0 million adjustment, our Consumer charge-off ratio would have been 5.02% in the fourth quarter of 2013. The charge-off ratio in 2013 reflects $22.7 million of recoveries on charged-off personal loans resulting from a sale of our charged-off finance receivables in June 2013, net of a $2.7 million adjustment for the subsequent buyback of certain personal loans. Excluding the impacts of the $14.5 million of additional charge-offs and the $22.7 million of recoveries on charged-off personal loans, our Consumer charge-off ratio would have been 3.81% in 2013.

RECONCILIATION OF PGAAP AND HISTORICAL INCOME (LOSS) (Non-GAAP)

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Income (loss) before benefit from income taxes - push-down accounting basis	$38,565	$(96,587)	$75,358	$(306,856)
Interest income adjustments	(46,579)	(52,086)	(202,232)	(197,981)
Interest expense adjustments	33,852	37,130	140,542	220,969
Provision for finance receivable losses adjustments	30	(14,840)	21,410	185,859
Repurchases and repayments of long-term debt adjustments	(8,596)	6,199	(20,220)	39,411
Amortization of other intangible assets	1,167	1,574	5,113	13,618
Other	1,489	271	5,003	(8,407)
Income (loss) before benefit from income taxes - historical accounting basis	$19,928	$(118,339)	$24,974	$(53,387)

PRE-TAX CORE EARNINGS (Non-GAAP) RECONCILIATION

(dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Income (loss) before benefit from income taxes - historical accounting basis	$19,928	$(118,339)	$24,974	$(53,387)
Adjustments:
Pretax operating loss - Non-Core Portfolio Operations	63,177	89,605	245,342	64,060
Pretax operating loss - Other/ non-originating legacy operations	19,491	43,769	149,338	67,190
Restructuring expenses - Core Consumer Operations	-	-	-	15,863
Net (gain) loss from accelerated repayment/ repurchase of debt - Consumer	967	(9)	5,357	(5,879)
Pretax operating income attributable to non-controlling interests	(27,119)	-	(110,918)	-
Pretax core earnings	$76,444	$15,026	$314,093	$87,847

4Q and FY 2013 Earnings Presentation Three Months and Twelve Months Ended December 31, 2013 March 11, 2014

Important Information The following slides are part of a presentation by Springleaf Holdings, Inc. (the "Company") in connection with reporting quarterly financial results and are intended to be viewed as part of that presentation. No representation is made that the information in these slides are complete. For additional financial, statistical and business related information, as well as information regarding business and segment trends, see the earnings release and financial supplement included as exhibits to the Company's Current Report on Form 8-K , which was filed today and the Company’s Quarterly Report on Form 10-Q, which was filed on November 12, 2013 with the Securities and Exchange Commission and are available on the Company's website (www.springleaf.com) and the SEC's website (www.sec.gov.). Forward Looking Statements This presentation contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements include, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Statements preceded by, followed by or that otherwise include the words “anticipate,” “appears,” “believe,” “foresee,” “intend,” “should,” “expect,” “estimate,” “project,” “plan,” “may,” “could,” “will,” “are likely” and similar expressions are intended to identify forward-looking statements. These statements involve predictions of our future financial condition, performance, plans and strategies, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect. Specific factors that may impact performance or other predictions of future actions include, but are not limited to: changes in general economic conditions, including the interest rate environment and the financial markets; levels of unemployment and personal bankruptcies; shifts in residential real estate values; shifts in collateral values, delinquencies, or credit losses; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods; war, acts of terrorism, riots, civil disruption, pandemics, or other events disrupting business or commerce; our ability to successfully realize the benefits of the SpringCastle Portfolio; the effectiveness of our credit risk scoring models; changes in our ability to attract and retain employees or key executives; changes in the competitive environment in which we operate; changes in federal, state and local laws, regulations, or regulatory policies and practices; potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans; the costs and effects of any litigation or governmental inquiries or investigations; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to generate sufficient cash to service all of our indebtedness; the potential for downgrade of our debt by rating agencies; and other risks described in the “Risk Factors” section of the Company’s final prospectus filed with the SEC on October 17, 2013. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events. You should not rely on forward looking statements as the sole basis upon which to make any investment decision. 2

Non-GAAP Financial Measures We present core earnings as a “non-GAAP financial measure” in this presentation. This measure is derived on the basis of methodologies other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please refer to the Appendix hereto for a quantitative reconciliation from loss before provision for income taxes on a historical accounting basis to core earnings. We also present our segment financial information on a historical accounting basis (“push-down accounting”) in this presentation. This information represents a “non-GAAP measure” which uses the same accounting basis that we employed prior to the Fortress Acquisition. This presentation provides a consistent basis to better understand our operating results. Please refer to the Appendix hereto for quantitative reconciliations from our push-down accounting pretax earnings (loss) to our historical pretax earnings (loss) for each quarter in 2013 and the fourth quarter 2013. 3

Highlights 4Q13 pretax earnings from Core business of $77 million up significantly from prior year quarter Full year Pretax Core earnings of $314 million versus $78 million in 2012 23% increase in branch receivables and benefits of scale Strong earnings contribution from SpringCastle portfolio and servicing Agreement to sell over $1.0 billion legacy mortgage loans Enhanced funding and reduced funding costs by 59 bps y-o-y S&P, Moody’s, Fitch upgraded counterparty ratings to B-/B3/B- as of YE 2013 Excludes impact of charges related to early retirement of debt. Pretax Core Earnings and Core Earnings (Historical) are Non-GAAP measures. See the Appendix for a reconciliation of Pretax Core Earnings and Core Earnings (Historical) to Push Down Accounting Pretax Earnings (Loss). Core Earnings estimated income taxes assumes the statutory tax rate of 37%. Risk Adjusted Yield = Yield less Net Charge-off Rate. Charge-off rate excludes impact from sale of charged-off accounts in June 2013, change in charge-off policy and recovery sale buybacks in 3Q13 and 4Q13. ($ in mm) 4Q12 3Q13 4Q13 FY 2012 FY 2013 Consumer & Insurance (1) $15 $45 $41 $88 $204 Acquisitions & Servicing NA 28 36 NA 110 Pretax Core Earnings (2) 15 73 77 88 314 Estimated Income Taxes (3) (6) (27) (28) (33) (116) Core Earnings $9 $46 $48 $45 $198 Net Income (Loss) Attributable to SHI ($81) ($88) $14 ($219) ($32)

Springleaf Overview

- **Springleaf offers responsible alternatives for borrowers seeking affordable personal loans through a nationwide branch network and online platform**
  - Fixed rate and fully amortizing, level monthly payments and no balloons or prepayment penalties

Nationwide Footprint



Headquarters
Evansville, IN

Branch Office



Springleaf

	2012	2013	
Personal Loan Balance ($ in bn)[1]	$2.5	$6.3	← (Includes SpringCastle)
Monthly Applications[2]	206,000	340,000	
Monthly Loan Closings[2]	54,300	65,900	
Personal Loan Originations ($ in bn)	$2.5	$3.3	
Branch Online Volume ($ in mm)[3]	$188	$346	

(1) Represents Originated Loans net finance receivables and Acquired Loans principal balance as of December 31, 2013. Excluding SpringCastle, Originated Loans net finance receivables were $3.1bn.
(2) Rounded; average for twelve months ended December 31, 2013.
(3) Online volume includes all loans originated in the branches, through or resulting from a solicitation via an online channel for new customers only.

Springleaf Financial 5

Branch Receivables Growth and Scalability Proven History of Scalability Reflects historical accounting basis (which is a basis of accounting other than U.S. GAAP). Risk Adjusted Yield = Yield less Net Charge-off Rate. Charge-off rate excludes impact from sale of charged-off accounts in June 2013, change in charge-off policy in March 2013 and recovery sale buybacks in 3Q13 and 4Q13. 2011 2012 2013 Avg. Annual Apps / Branch 2,176 2,882 4,908 Avg. Annual Closed Loans / Branch 615 760 949 Avg. Outstanding Loans / Employee 187 226 259 Risk-Adjusted Yield(2) 18.9% 20.5% 22.0% Consumer Receivables Per Branch ($ mm)(1) Strong Consumer Receivables Growth Consumer Receivables ($ mm)(1) $2.4 $2.5 $3.1 $3.1 $3.4 $3.6 $3.8 $2.0 $2.5 $3.0 $3.5 $4.0 12/31/10 12/31/11 12/31/12 3/31/13 6/30/13 9/30/13 12/31/13

Growth in Average Receivables per Branch Branches managing over $5 million of receivables have more than doubled since YE 2012 (47  113) Branches managing under $3 million of receivables have decreased ~50% since YE 2012 (498  258) Additional room for growth with minimal incremental investment required 2013 Branch Distribution by Average Receivables(1) Includes 6 branches closed and 5 branches opened in 2013. Avg. Receivables 12/31/12 3/31/13 6/30/13 9/30/13 12/31/13 Y-o-Y per Branch # % # % # % # % # % % Change < $3mm 498 60% 496 59% 410 49% 338 41% 258 31% (48%) $3 - 4mm 206 25% 211 25% 233 28% 279 33% 306 37% 49% $4 - 5mm 83 10% 81 10% 121 15% 126 15% 156 19% 88% > $5mm 47 6% 46 6% 70 8% 90 11% 113 14% 140% Total Branches 834 834 834 833 833

Consumer Loan Performance Risk Adjusted Yield Trending Up(1,2) Risk Adjusted Yield = Yield less Net Charge-off Rate. Reflects historical accounting basis (which is a basis of accounting other than U.S. GAAP). Charge-off rate excludes impact from sale of charged-off accounts in June 2013, change in charge-off policy in March 2013 and recovery sale buybacks in 3Q13 and 4Q13. Risk adjusted yield has grown almost 1000 bps over the last 5 years(1) Enhanced analytics driving real time risk-adjusted pricing (3) Yield 20.4% 21.7% 22.9% 24.1% 25.8% Charge-offs (8.3%) (6.1%) (4.0%) (3.6%) (3.8%) Risk-Adjusted Yield 12.1% 15.6% 18.9% 20.5% 22.0%

Consumer Loan Performance - Credit Charge-off Seasonality(1) Reflects historical accounting basis (which is a basis of accounting other than U.S. GAAP). The net charge-off ratio for 1Q13 excludes $14.5 million of additional charge-offs recorded in March 2013 related to our change in charge-off policy for personal loans. The net charge-off ratios for 2013 excludes $22.7 million of recoveries on charged-off personal loans resulting from a sale of our charged-off finance receivables in June 2013, net of a $2.7 million adjustment for the subsequent buyback of certain personal loans. Seasonality typically drives higher fourth quarter charge-offs Gross charge-offs of 5.5% for 4Q13, representing a decline of 14 bps from 4Q12 Recoveries in 2H13 lower due to the sale of previously charged-off finance receivables in June 2013 (3) (3) (3) June 2013: Sale of C/O Accounts (2) Gross Charge-off Recovery Net Charge-off Ratio 4.2% 3.8% 3.6% 4.3% 3.7% 2.7% 2.9% 4.5% 3.2% 3.2% 3.8% 5.0% 5.3% 5.6% 5.5% 1.0% 1.2% 0.5% 0.0% 1.5% 3.0% 4.5% 6.0% 7.5% 1Q11 2Q11 3Q11 4Q11 1Q12 2Q12 3Q12 4Q12 1Q13 2Q13 3Q13 4Q13

SpringCastle Portfolio Springleaf equity investment of $210 million at acquisition Portfolio has exhibited solid performance since April ’13 acquisition; servicing transferred to Springleaf in Sept. ‘13 Pre-tax earnings for 4Q13 and YTD of $36 million and $110 million, respectively; includes servicing and ancillary fee income Continued favorable collateral performance At purchase represents data at time of settlement on April 1, 2013. Charge-off Rate calculated based on UPB. SpringCastle Credit Performance Collateral & Funding Structure Avg. Charge-off Rate (%)(2) At Purchase (1) 9/31/2013 12/31/2013 Unpaid Principal Balance $3.9bn $3.5bn $3.2bn Wtd. Avg. Coupon 18.3% 18.3% 18.3% Accounts 415,000 364,000 344,000 Avg. Balance $9,456 $9,600 $9,600 Avg. Charge-off Rate (2) 12.1% 9.9% 9.8% Outstanding Debt (Class A&B) $2.6bn $2.2bn $2.0bn 10.4% 9.9% 9.8% 8.0% 9.0% 10.0% 11.0% 12.0% 2Q13 3Q13 4Q13

Mortgage Portfolio Overview at 12/31/13 Agreement to sell $1 billion of real estate mortgage receivables; projected gain of approximately $50 - 60 million and projected net cash of over $800 million Does not exclude repayment of debt. Reflects historical accounting basis (which is a basis of accounting other than U.S. GAAP). Historical receivables includes REO. Reflects GAAP accounting basis. Basis is GAAP receivables, including REO and net of allowance. Delinquency calculated using Springleaf method (60 DPD or greater than three payments unpaid as a percentage of UPB). Excludes allocated unsecured debt. Total Mortgage Portfolio Sold Portfolio Remaining Portfolio Projected Net Cash: $4.00 - $4.25 billion Projected Net Proceeds(1): ~$900 million Projected Gain: ~$50 - 60 million Receivables ($) (2) $9.4bn Basis % (3) 83% 1st Lien (%) 94% Fixed (%) 94% Delinquency (%) (4) 8.04% Coupon (%) 7.03% Total RE Debt (5) $4.8bn Receivables ($) (2) $1.1bn Basis % (3) 80% Sale Price (%) 87% 1st Lien (%) 100% Fixed (%) 100% Delinquency (%) (4) 15.12% Coupon (%) 5.90% Total RE Debt (5) $0.1bn Receivables ($) (2) $8.3bn Basis % (3) 83% 1st Lien (%) 93% Fixed (%) 94% Delinquency (%) (4) 7.94% Coupon (%) 7.16% Total RE Debt (5) $4.7bn

Liquidity and Funding Strong and stable liquidity position ~$450 million cash on hand $1bn committed undrawn funding capacity from 3 money-center banks Deep and diversified funding sources Driving down weighted average cost of funds 5.47% in 2013, down 59 bps from 2012(1,2) 5.22% in 4Q13, down 10 bps from 3Q13(1,2) Reflects historical accounting basis (which is a basis of accounting other than U.S. GAAP) Includes SpringCastle debt. Excludes consumer and mortgage securitizations. Includes $18.5 million of debt repurchases in January 2014. Debt Maturity as of YE 2012 (excl. Securitizations)(1,3) Debt Maturity as of 12/31/13(excl. Securitizations)(1,3,4) ($ mm) ($ mm) Term Loan 6% Unsecured/ Hybrid 41% Consumer Securitizations(2) 24% Mortgage Securitizations 30% Total Debt: $6.2bn(3,4) $1,474 $358 $798 $375 $3,300 $350 $3,750 $0 $1,500 $3,000 $4,500 $6,000 $7,500 2013 2014 2015 2016 2017 2019 2020 2021 2023 2067 Existing Unsecured Secured Term Loan $356 $797 $375 $2,361 $350 $300 $650 $300 $750 $0 $1,500 $3,000 $4,500 $6,000 $7,500 2013 2014 2015 2016 2017 2019 2020 2021 2023 2067 Existing Unsecured 2013 Issued Bonds Secured Term Loan

4Q13 Summary Financial Results Pretax Core Earnings up from prior year quarter: Growth in consumer net finance receivables and risk adjusted yield Full quarter impact from SpringCastle Pretax Core Earnings up from prior quarter: First full quarter with servicing fee income from SpringCastle Increased provision from 4th quarter reflecting a larger portfolio, seasonality of charge off and higher credit losses due principally to lower recoveries Excludes impact of charges related to early retirement of debt. Pretax Core Earnings and Core Earnings (Historical) are Non-GAAP measures. See the Appendix for a reconciliation of Pretax Core Earnings and Core Earnings (Historical) to Push Down Accounting Pretax Earnings (Loss). Core Earnings estimated income taxes assumes the same monthly tax rate as Springleaf Holdings, Inc. (SHI). Net Income Attributable to SHI up from prior year quarter: Growth in Core Earnings Decreased losses from non-core real estate portfolio Decrease in interest expense from funding initiatives completed in 2013 Net Income Attributable to SHI up from prior quarter: 3Q non-recurring items ($ in mm) 4Q12 3Q13 4Q13 FY 2012 FY 2013 Consumer & Insurance (1) $15 $45 $41 $88 $204 Acquisitions & Servicing NA 28 36 NA 110 Pretax Core Earnings (2) 15 73 77 88 314 Estimated Income Taxes (3) (6) (27) (28) (33) (116) Core Earnings $9 $46 $48 $45 $198 Net Income (Loss) Attributable to SHI ($81) ($88) $14 ($219) ($32)

2014 Guidance Net Finance Receivables represents data as of December 31, 2013. All other metrics represent data for the year ended December 31, 2013. Risk Adjusted Yield = Yield less Net Charge-off Rate. Core Consumer Operations(1) FY 2013A FY 2014E Range Net Finance Receivables at YE $3.14bn $3.60bn — $3.75bn Yield 25.84% 26.75% — 27.25% Risk Adjusted Yield (2) 22.03% 22.00% — 23.00% SpringCastle $110mm $65mm — $105mm

Financial Supplement

Consolidated Income Statement (PGAAP) Note: Core Earnings are on a historical accounting basis (which is a basis of accounting other than U.S. GAAP). Refer to slide 24 for reconciliations to U.S. GAAP. Core earnings include Consumer, Insurance, and Acquisition & Servicing segments (which are reported on a historical basis). Core earnings per share assumes the same monthly tax rate as Springleaf Holdings, Inc. (SHI). (unaudited, in millions, except per share statistics) 4Q13 3Q13 4Q12 FY 2013 FY 2012 1 Interest Income $580 $585 $417 $2,158 $1,706 2 Interest Expense (220) (229) (239) (920) (1,068) 3 Provision for Finance Receivable Losses (192) (158) (110) (532) (338) 4 Net Interest Income after Provision 168 198 68 706 300 5 Insurance Income 41 38 33 148 126 6 Investment Income 8 7 7 36 32 7 Net Loss on Repurchases and Repayments of Debt (8) (30) (7) (38) (18) 8 Other (1) 1 (13) 5 (46) 9 Total Other Revenues 40 16 20 151 94 10 Operating Expenses (153) (284) (167) (717) (616) 11 Restructure Costs 0 0 0 0 (24) 12 Insurance Losses and Loss Adjustment Expenses (17) (17) (18) (65) (61) 13 Total Other Expenses (170) (301) (185) (782) (701) 14 Pretax Earnings (Loss) 38 (87) (97) 75 (307) 15 Less: Non Controlling Interests (27) (30) 0 (111) 0 16 Pretax Earnings (Loss) Attributable to SHI 11 (117) (97) (36) (307) 17 Income Taxes 2 29 16 4 88 18 Net Income (Loss) Attributable to SHI $14 ($88) ($81) ($32) ($219) 19 Average Shares Outstanding - Basic & Diluted 112 100 100 103 100 20 Earnings per Share - Basic & Diluted $0.13 ($0.88) ($0.81) ($0.31) ($2.19) 21 Core Earnings per Share 1 $0.42 $0.46 $0.09 $1.92 $0.55

Core Earnings (Non-GAAP) Note: Core Earnings are on a historical accounting basis (which is a basis of accounting other than U.S. GAAP). Refer to slide 22 for reconciliations to U.S. GAAP. Core earnings estimated income taxes assumes 37% statutory tax rate. (unaudited, in millions) 4Q13 3Q13 4Q12 FY 2013 FY 2012 1 Interest Income $364 $351 $156 $1,212 $585 2 Interest Expense (65) (60) (40) (221) (141) 3 Provision for Finance Receivable Losses (119) (99) (44) (250) (91) 4 Net Interest Income after Provision 180 192 72 741 353 5 Insurance Income 41 38 32 148 126 6 Investment Income 10 8 11 41 39 7 Servicing Fees 19 10 0 31 0 8 Other 4 4 11 13 11 9 Total Other Revenues 74 60 54 233 176 10 Operating Expenses (115) (122) (92) (452) (379) 11 Servicing Expenses (19) (10) 0 (31) 0 12 Insurance Losses and Loss Adjustment Expenses (17) (17) (19) (66) (62) 13 Total Other Expenses (151) (149) (111) (549) (441) 14 Pretax Earnings 103 103 15 425 88 15 Less: Non Controlling Interests (27) (30) 0 (111) 0 16 Pretax Core Earnings 76 73 15 314 88 17 Estimated Income Taxes 1 (28) (27) (6) (116) (33) 18 Estimated Core Earnings $48 $46 $9 $198 $55

Core: Consumer & Insurance Segment (Historical)

	(unaudited, in millions)	4Q13	3Q13	4Q12	FY 2013	FY 2012
1	Interest Income	$201	$188	$156	$721	$585
2	Interest Expense	(38)	(38)	(40)	(149)	(141)
3	Provision for Finance Receivable Losses	(65)	(38)	(44)	(117)	(91)
4	Net Interest Income after Provision	98	112	72	455	353
5	Insurance Income	41	38	32	148	126
6	Investment Income	11	8	11	41	39
7	Net Gain (Loss) on Repurchases and Repayments of Debt	(1)	(3)	0	(5)	6
8	Other	3	4	11	12	11
9	Total Other Revenues	54	47	54	196	182
10	Operating Expenses	(95)	(100)	(92)	(386)	(379)
11	Restructure Costs	0	0	0	0	(16)
12	Insurance Losses and Loss Adjustment Expenses	(17)	(17)	(19)	(66)	(62)
13	Total Other Expenses	(112)	(117)	(111)	(452)	(457)
14	**Pretax Earnings**	**$40**	**$42**	**$15**	**$199**	**$78**
15	Net Finance Receivables	$3,141	$2,968	$2,545	$3,141	$2,545
16	Average Net Receivables	$3,056	$2,897	$2,515	$2,793	$2,427
17	Yield	26.34%	25.92%	24.65%	25.84%	24.10%
18	Gross Charge-Off Ratio [1]	5.49%	4.29%	5.63%	4.66%	4.63%
19	Recovery Ratio	-0.47%	-0.48%	-1.18%	-0.85%	-0.99%
20	Net Charge-Off Ratio [2]	5.02%	3.81%	4.45%	3.81%	3.64%
21	Delinquency Ratio	2.60%	2.32%	2.75%	2.60%	2.75%
22	Net Volume	$926	$767	$733	$3,253	$2,465

Note: Consumer & Insurance are on a historical accounting basis (which is a basis of accounting other than U.S. GAAP).

(1) The gross charge-off ratio for 2013 excludes $14.5 million of additional charge-offs recorded in March 2013 related to our change in charge-off policy for personal loans.

(2) The net charge-off ratio for 2013 excludes $14.5 million of additional charge-offs recorded in March 2013 related to our change in charge-off policy for personal loans. The net charge-off ratios for 2013 excludes $22.7 million of recoveries on charged-off personal loans resulting from a sale of our charged-off finance receivables in June 2013, net of a $2.7 million adjustment for the subsequent buyback of certain personal loans.

Springleaf Financial 18

Core: Acquisitions & Servicing Segment (unaudited, in millions) 4Q13 3Q13 2Q13 FY 2013 1 Interest Income $161 $163 $167 $491 2 Interest Expense (25) (22) (25) (72) 3 Provision for Finance Receivable Losses (54) (61) (18) (133) 4 Net Interest Income after Provision 82 80 124 286 5 Servicing Fees 19 10 2 31 6 Other 1 0 0 1 7 Total Other Revenues 20 10 2 32 8 Operating Expenses (20) (22) (24) (66) 9 Servicing Expenses (19) (10) (2) (31) 10 Total Other Expenses (39) (32) (26) (97) 11 Pretax Earnings 63 58 100 221 12 Less: Non Controlling Interests (27) (30) (54) (111) 13 Pretax Earnings Attributable to SHI $36 $28 $46 $110 14 Net Finance Receivables $2,507 $2,654 $2,818 $2,507 15 Average Net Receivables $2,576 $2,733 $2,866 $2,730 16 Principal Balance $3,207 $3,394 $3,597 $3,207 17 Yield 24.63% 23.78% 23.31% 23.85% 18 Net Charge Off Ratio 8.46% 8.59% 2.48% 6.44% 19 Delinquency Ratio 7.75% 7.45% 4.70% 7.75%

Non-Core: Real Estate Segment (Historical)

	(unaudited, in millions)	4Q13	3Q13	4Q12	FY 2013	FY 2012
1	Interest Income	$162	$171	$194	$698	$823
2	Interest Expense	(120)	(131)	(157)	(543)	(672)
3	Provision - TDR	(44)	(28)	(54)	(190)	(150)
4	Provision - Non-TDR	(24)	(15)	(23)	(71)	99
5	Net Interest Income after Provision	(26)	(3)	(40)	(106)	100
6	Net Gain (Loss) on Repurchases and Repayments of Debt	(15)	(17)	0	(52)	14
7	Other	(3)	(2)	(28)	(4)	(75)
8	Total Other Revenues	(18)	(19)	(28)	(56)	(61)
9	Operating Expenses	(20)	(22)	(22)	(83)	(102)
10	Restructure Costs	0	0	0	0	(1)
11	Total Other Expenses	(20)	(22)	(22)	(83)	(103)
12	**Pretax Earnings (Loss)**	**($64)**	**($44)**	**($90)**	**($245)**	**($64)**
13	Net Finance Receivables	$9,335	$9,620	$10,553	$9,335	$10,553
14	Average Net Receivables	$9,472	$9,769	$10,698	$9,933	$11,183
15	TDR Net Finance Receivables	$3,263	$3,185	$2,756	$3,263	$2,756
16	Loss Ratio [1]	2.47%	2.07%	2.93%	2.30%	2.73%
17	Delinquency Ratio	8.04%	7.74%	7.78%	8.04%	7.78%

Note: Real Estate is on a historical accounting basis (which is a basis of accounting other than U.S. GAAP).

(1) The loss ratio for 2013 excludes $9.1 million of recoveries on charged-off real estate loans resulting from a sale of our charged-off finance receivables in June 2013, net of a $0.8 million adjustment for the subsequent buyback of certain real estate loans.

Springleaf Financial 20

Non-Core: Other (Historical) Note: Other is on a historical accounting basis (which is a basis of accounting other than U.S. GAAP). (unaudited, in millions) 4Q13 3Q13 4Q12 FY 2013 FY 2012 1 Interest Income $9 $10 $17 $46 $100 2 Interest Expense (4) (3) (8) (15) (34) 3 Provision for Finance Receivable Losses (3) (3) (2) 0 (10) 4 Net Interest Income after Provision 2 4 7 31 56 5 Investment Income 0 (0) 1 1 5 6 Net Gain (Loss) on Repurchases and Repayments of Debt (0) (1) (1) (1) 1 7 Other (2) (0) 1 (2) 4 8 Total Other Revenues (2) (1) 1 (2) 10 9 Operating Expenses (19) (138) (52) (178) (126) 10 Restructure Costs 0 0 0 0 (7) 11 Total Other Expenses (19) (138) (52) (178) (133) 12 Pretax Earnings (Loss) ($19) ($135) ($44) ($149) ($67) 13 Net Finance Receivables $149 $198 $348 $149 $348

Reconciliation – Push-Down Accounting to Historical / Pretax Core Earnings (1) Pretax earnings attributable to Springleaf Holdings, Inc. (SHI), which excludes non-controlling interests. (unaudited, in millions) 4Q13 3Q13 4Q12 FY 2013 FY 2012 1 Push-Down Accounting Pretax Earnings 1 $11 ($117) ($97) ($36) ($307) 2 Interest Income (46) (52) (52) (202) (198) 3 Interest Expense 34 34 37 141 221 4 Provision for Finance Receivable Losses (1) 14 (16) 21 186 5 Net Interest Income after Provision (13) (4) (31) (40) 209 6 Investment Income 2 1 5 7 12 7 Net Gain (Loss) on Repurchases and Repayments of Debt (9) 10 7 (20) 39 8 Other 0 (0) (2) (1) (14) 9 Total Other Revenues (7) 11 10 (14) 37 10 Operating Expenses 1 1 0 4 8 11 Historical Pretax Earnings (Loss) 1 ($8) ($109) ($118) ($86) ($53) Adjustments: 12 Pretax Loss - Non-Core Portfolio Operations 64 44 89 246 64 13 Pretax Loss - Other / Non-Originating Legacy 19 135 44 149 67 Operations 14 Restructuring Expenses - Core Consumer Operations 0 0 0 0 16 15 Net (Gain) Loss from Accelerated Repayment / Repurchase of Debt - Consumer 1 3 (0) 5 (6) 16 Total Adjustments 84 182 133 400 141 17 Pretax Core Earnings 1 $76 $73 $15 $314 $88